PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT is made as of the 6th day of August, 2019 (the “Execution Date”).

AMONG:

FIRST COLOMBIA DEVELOPMENT CORP., a company incorporated under the laws of the State of Nevada, having an address at 3020 Bridgeway, Suite 505, Sausalito, California 94965

(the “Parent”)

AND:

GOOD ACQUISITION CO., a corporation organized under the laws of the State of Colorado and a wholly-owned subsidiary of the Parent, having an address at 3020 Bridgeway, Suite 505, Sausalito, California 94965

(the “Purchaser”)

AND:

THE PERSONS IDENTIFIED ON THE SIGNATURE PAGE HEREOF, WHO ARE THE HOLDERS OF ALL OF THE OUTSTANDING MEMBERSHIP INTERESTS IN GOOD HOLDCO, LLC

(the “Sellers”)

AND:

GOOD HOLDCO, LLC, a limited liability company organized under the laws of the State of Colorado and having an address at 845 Navajo Street, Denver, CO 80204 U.S.A.

(“Holdco”)

WHEREAS:

A.	The Sellers own all of the membership interests of Holdco;

B.

The Parent, a company whose common stock is registered under the Securities Exchange Act of 1934, as amended, through its wholly-owned subsidiary, the Purchaser, wishes to acquire all of the Holdco Membership Interest from the Purchasers.

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Parent, Purchaser, Holdco and the Sellers (each, a “Party” and, together, the “Parties”) covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1        Definitions

In this Agreement the following words and phrases will have the following meanings:

“Affiliate” with respect to any specified Person at any time, means each Person directly or indirectly, through one or more intermediaries, controlling, controlled by or under direct or indirect common control with, such specified Person at such time;

“Agreement” means this Purchase and Sale Agreement and all of the schedules and other documents attached hereto or delivered pursuant to the terms hereof, as it may from time-to-time be supplemented or amended;

“Applicable Law” means, with respect to any Person, any domestic (whether federal, state, territorial, municipal or local) or foreign statute, law, ordinance, rule, administrative interpretation, regulation, Order, writ, injunction, directive, judgment, decree or other requirement, all as in effect as of the Closing, of any Governmental Body applicable to such Person or any of its Affiliates or any of their respective properties, assets, Employees, consultants or agents (in connection with such Employee’s, consultant’s or agent’s activities on behalf of such Person or any of its Affiliates), including Applicable Securities Laws;

“Applicable Securities Laws” means all applicable securities laws in all jurisdictions relevant to the issuance of the Acquisition Shares and the transfer of the Holdco Membership Interest pursuant to the terms of this Agreement, including the published rules and policies of the SEC;

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the City of Denver, Colorado are authorized or required by law to close;

“Closing” has the meaning set forth in Section 6.1;

“Closing Date” has the meaning set forth in Section 6.1;

“CMI” means Critical Mass Industries LLC, a Colorado limited liability company;

“Contract” means any oral or written agreement, indenture, contract, lease, deed of trust, license, option, instrument or other commitment or undertaking;

“Contract” means any contract, agreement, option, lease, license, commitment or other instrument of any kind, whether written or oral, to which a Person is a party on the Closing Date;

“Consulting Agreement” means the consulting agreement between CMI and Holdco dated August 5, 2019, a copy of which has previously been provided to Purchaser;

“Disclosure Records” means the periodic filings of the Parent as filed with the SEC under the Parent’s profile at www.sec.gov;

“Effective Time” means 5:00 PM. on July 15, 2019;

“Employee” means any current, former, or retired employee, officer or director of a Person;

“Employee Contract” refers to any employment, severance, consulting or similar Contract between an Employee and any Person;

“Employee Plan” refers to any plan, program, policy, practice, Contract or other arrangement providing for bonuses, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other benefits of any kind, whether formal or informal, funded or unfunded, and whether or not legally binding, pursuant to which a Person has, or may have, any material Liability, contingent or otherwise;

“Execution Date” has the meaning set forth on page 1 of this Agreement;

“Family” with respect to an individual, includes: (a) the individual, (b) the individual’s spouse, (c) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (d) any other natural person who resides with such individual;

“Governmental Body” means any:

(a)	governing body of any nation, state, county, city, town, village, district or other jurisdiction of any nature,

(b)	federal, state, municipal, foreign or other government,

(c)	governmental or quasi-governmental authority of any nature (including any Governmental Body, branch, department, official or entity and any court or other tribunal),

(d)	multi-national organization or body,

(e)	body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature,

(f)	the SEC;

“Holdco” means Good Holdco, LLC, a limited liability company organized under the laws of the State of Colorado;

“Holdco Assets” means the Management Agreement, the Marketing Agreement and the Consulting Agreement;

“Holdco Membership Interest” means 100% of the membership interests of Holdco;

“GAAP” means United States Generally Accepted Accounting Principles as adopted by the Financial Accounting Standards Board, applied on a consistent basis with prior periods;

“Indemnified Party” has the meaning set forth in Section 12.3(a);

“Indemnifying Party” has the meaning set forth in Section 12.3(a);

“Intellectual Property" means any licences for or other rights to use, any inventions, patent applications, patents, trade-marks (both registered and unregistered), trade names, copyrights, trade secrets and other proprietary information of Holdco;

“IPCO Membership Interest” means all of the membership interests of Good IPCO, LLC, which shall be completed concurrent with the Transaction.

“Legal Requirement” means any Order, constitution, law, ordinance, principle of common law, regulation, statute or treaty of any Governmental Body;

“Liabilities” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person;

“Lien” means any lien, claim, charge, pledge, hypothecation, security interest, mortgage, restriction, assignment, trust or deemed trust, title defect or objection, title retention agreement, option or encumbrance of any nature or kind whatsoever, whether contractual, statutory or otherwise arising, other than: (a) statutory liens for Taxes not yet due and payable, and (b) such imperfections of title, easements and encumbrances, if any, that will not result in a Material Adverse Effect;

“Losses” means any and all demands, claims, actions or causes of action, assessments, losses, damages, Liabilities, costs or expenses, including, without limitation, interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses, but excluding any indirect, consequential or punitive damages suffered by a Person, including damages for lost profits or lost business opportunities;

“Management Agreement” means the management agreement between CMI and Holdco dated August 5, 2019, a copy of which has previously been provided to Purchaser;

“Marketing Agreement” means the marketing agreement between CMI and Holdco dated August 5, 2019, a copy of which has previously been provided to Purchaser;

“Material Adverse Effect”, when used in connection with a Person, means any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets (including intangible assets), Liabilities, capitalization, ownership, financial condition or results of operations of such Person and any Affiliates thereof, other than any change, event, circumstance or effect to the extent resulting from: (a) the announcement of the execution of this Agreement and the Transaction, (b) changes in legal or regulatory conditions generally affecting the Person, except that any such change, effect, event or occurrence will be considered in determining whether there has been, or will be, a Material Adverse Effect if the same disproportionately affects the Person, or (c) changes in GAAP;

“Material Contracts” means those subsisting Contracts, oral or written, entered into by a Party by which it is bound or to which its assets are subject, which have total payment obligations on the part of the Party which reasonably can be expected to exceed $25,000 or are for a term of one (1) year or more;

“Material Interest” means direct or indirect ownership of: (a) voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person, or (b) equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person;

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator;

“Organizational Documents” means:

(a)	the member agreement, certificate of incorporation, articles, bylaws or other constating documents of a Person,

(b)	any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person, and

(c)	any amendment to any of the foregoing;

“Parent” means First Colombia Development Corp., a Nevada corporation;

“Parent Accounting Date” means March 31, 2019;

“Parent Board” means the board of directors of Parent;

“Parent Financial Statements” means the audited consolidated financial statements of Parent for the two-year period ended December 31, 2018, and the unaudited consolidated financial statements for the three-month period ended March 31, 2019, prepared in accordance with GAAP;

“Parent Shares” means 13,553,233 fully paid and non-assessable shares of common stock in the capital of the Parent, par value $0.001 per share, and “Parent Share” means any one of them;

“Permits” means all licenses, permits, approvals, consents, certificates, registrations or authorizations (including those made or issued by a Governmental Body, in respect of a Contract or otherwise) entered into or obtained by a Party;

“Person” includes an individual, sole proprietor, corporation, body corporate, partnership, joint venture, association, trust, unincorporated organization or any other entity, or any trustee, executor, administrator or other legal representative thereof;

“Premises” means those premises that have been occupied or used, or are occupied or used, by any of the Parties in the operation of their respective properties or business;

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, heard by or before, or otherwise involving, any Governmental Body or arbitrator;

“Purchaser” means Good Acquisition Co., a Colorado corporation which is a wholly-owned subsidiary of the Parent;

“Related Party” means, with respect to a particular individual:

(a)	each other member of such individual’s Family,

(b)	any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family,

(c)	any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest, or

(d)	any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity), and with respect to a specified Person other than an individual:

(e)	any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person,

(f)	any Person that holds a Material Interest in such specified Person,

(g)	each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity),

(h)	any Person in which such specified Person holds a Material Interest,

(i)	any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity), and

(j)	any Related Person of any individual described in clause (f) or (g);

“SEC” means the United States Securities and Exchange Commission;

“Securities Act” means Securities Act of 1933, as amended;

“Tax” means any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Body, or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee;

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax, or in connection with the administration, implementation or enforcement of, or compliance with, any Legal Requirement relating to any Tax;

“Third-Party Claim” has the meaning set forth in Section 12.3(a);

“Three Agreements” means the Consulting Agreement, the Management Agreement and the Marketing Agreement;

“Transaction” means, collectively: (a) the purchase and sale of the Holdco Membership Interest, (b) the issuance of the Parent Shares and (c) any or all of the other transactions contemplated by this Agreement, as the context may require; and

“Transaction Documents” means this Agreement and any other documents necessary or reasonably required to consummate the Transaction.

1.2        Interpretation

For the purposes of this Agreement, except as otherwise expressly provided herein:

(a)	all references in this Agreement to a designated article, section or schedule is to the designated article, section or schedule of or to this Agreement, unless otherwise specifically stated;

(b)	the words “herein”, “hereof” and “hereunder”, and other words of similar import, refer to this Agreement as a whole and not to any particular article, section or schedule;

(c)	the singular of any term includes the plural and vice versa, and the use of any term is equally applicable to any gender and any Person;

(d)

the word “or” is not exclusive and the word “including” is not limiting (whether or not non-limiting language such as “without limitation” or “but not limited to” or other words of similar import are used with reference thereto);

(e)	all accounting terms not otherwise defined in this Agreement have the meanings assigned to them in accordance with GAAP applied on a consistent basis with prior periods;

(f)

except as otherwise provided, any reference to a statute includes, and is a reference to, such statute and to the regulations made pursuant thereto with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which have the effect of supplementing or superseding such statute or such regulations;

(g)

where the phrase “to the best of the knowledge of” or phrases of similar import are used in this Agreement, it will be a requirement that the Person in respect of whom the phrase is used will have made such due enquiries as are reasonably necessary to enable such Person to make the statement or disclosure;

(h)

the headings to the articles and sections of this Agreement are inserted for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

(i)	any reference to a corporate entity includes, and is also a reference to, any corporate entity that is a successor to such entity;

(j)

the Parties acknowledge that this Agreement is the product of arm’s length negotiation among the Parties, each having obtained its own independent legal advice, and that this Agreement will be construed neither strictly for nor strictly against any Party, irrespective of which Party was responsible for drafting this Agreement;

(k)

the representations, warranties, covenants and agreements contained in this Agreement will not merge at the Closing and will continue in full force and effect from and after the Closing for the applicable period set out in this Agreement; and

(l)	unless otherwise specifically noted, all references to currency in this Agreement are to United States’ dollars ($).

ARTICLE 2
PURCHASE AND SALE

2.1        Purchase and Sale of Holdco

On the Closing Date, the Sellers will sell, transfer, convey and assign all of the Holdco Membership Interest to the Purchaser, and the Purchaser will purchase the Holdco Membership Interest from the Sellers in exchange for the Parent Shares.

2.2        Restricted Securities

Each Seller acknowledges that all of the Parent Shares will be subject to resale restrictions, including hold periods, imposed by or required pursuant to Applicable Securities Laws and, as a result, may not be sold, transferred or otherwise disposed of except pursuant to an effective registration statement or prospectus, or pursuant to an exemption from, or in a transaction not subject to, the registration or prospectus requirements of Applicable Securities Laws, and in each case only in accordance with all Applicable Securities Laws.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLERS REGARDING HOLDCO

Each Seller, jointly and severally, makes the following representations to the Parent and Purchaser, at the Execution Date and as at the Closing, and acknowledges and agrees that the Parent and Purchaser is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement:

3.1        Organization and Good Standing

(a)	Holdco is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado.

(b)

Holdco has full power, authority and capacity to conduct its business as it has been and is presently conducted, to own the Holdco Assets, and to perform all of its obligations under the Three Contracts. Holdco is duly qualified to do business as a limited liability company and is in good standing under the laws of each state or other jurisdiction in which the failure to be so registered would be likely to result in a Material Adverse Effect on it or its assets.

3.2        Capitalization

At the Execution Date, the Sellers own the Holdco Membership Interest. The Holdco Membership Interest was not issued in violation of any Applicable Securities Laws or any other Legal Requirement. There are no Contracts purporting to restrict the transfer the Holdco Membership Interest or restricting or affecting the voting of the Holdco Membership Interest to which Holdco or a Seller is a party, or of which Holdco is aware, after inquiry. The Holdco Membership Interest is not subject to any rights of first refusal of any kind. To the knowledge of Holdco, there is no ongoing power of attorney in respect of any of the Holdco Membership Interest, and no Holdco Membership Interest has entered into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind as to such securities that is known to Holdco. There is no outstanding indebtedness owed from the Seller to Holdco, other than fees that may be due in the ordinary course pursuant to any one or more of the Three Agreements.

3.3        Absence of Rights to Acquire Securities

No Person has any Contract or right, present or future, contingent, absolute or capable of becoming a Contract or right, or which, with the passage of time or the occurrence of any event could become a Contract or right:

(a)	to require Holdco to issue any further or other membership interest or any other security convertible or exchangeable into a membership interest; or

(b)	to require Holdco to purchase, redeem or otherwise acquire any Holdco Membership Interest.

3.4        Authority

Holdco has all requisite power and authority to execute and deliver the Transaction Documents to be signed by it and to perform its obligations thereunder and to consummate the Transaction. The execution and delivery of each of the Transaction Documents by Holdco and the consummation of the Transaction have been duly authorized by the managing member of Holdco. No other proceedings on the part of Holdco is necessary to authorize such documents or to consummate the Transaction. This Agreement has been, and the other Transaction Documents when executed and delivered by Holdco as contemplated by this Agreement will be, duly executed and delivered by Holdco and this Agreement is, and the other Transaction Documents when executed and delivered by Holdco as contemplated hereby will be, valid and binding obligations of Holdco enforceable against it in accordance with their respective terms.

3.5        No Conflict

Neither the execution and delivery of this Agreement nor the consummation or performance of the Transaction will, directly or indirectly (with or without notice or lapse of time or both):

(a)	contravene, conflict with or result in a violation of any provision of the Organizational Documents of Holdco;

(b)

contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Transaction or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Holdco or any of the Holdco Assets may be subject;

(c)

contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by Holdco or that otherwise relates to Holdco or any of the Holdco Assets;

(d)

violate or conflict with or result in the breach of, or constitute a default (or an event that with the giving of notice, the passage of time, or both would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or both) to terminate, accelerate, modify, amend, replace, suspend or call any or all obligations, duties, liabilities, rights or entitlements under any Holdco Permit, agreement, Material Contract, note, bond, mortgage, indenture, deed of trust, lease, license, permit, concession, easement or other instrument to which Holdco is a party or by which its property is bound;

(e)	cause Holdco to become subject to, or to become liable for the payment of, any Tax;

(f)	cause any of the assets owned or used by Holdco to be reassessed or revalued by any taxing authority or other Governmental Body;

(g)

contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract;

(h)	result in the imposition or creation of any Liens upon or with respect to any of the assets owned or used by Holdco; or

(i)	require Holdco to obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of the Transaction.

3.6        Subsidiaries

Holdco has no subsidiaries or any material interest in any other Person.

3.7        Books and Records

At the Closing, all of the books and records of Holdco will be delivered to the Purchaser.

3.8        Title to Property

Holdco’s only assets are the Holdco Assets, to which it has good and marketable title.

3.9        Contracts

Other than this Agreement and the Holdco Assets, Holdco is not a party to any Contract. The Three Agreements are all valid and subsisting, in full force and effect and unamended, no material default or violation exists in respect thereof on the part of Holdco or, to the knowledge of Holdco, or any Seller. Holdco is not aware of any intention on the part of any of the other parties thereto to terminate or materially alter any of the Three Agreements or any event that, with notice or the lapse of time, or both, would reasonably be expected to create a material breach or violation thereof, or default thereunder. To the knowledge of Holdco, the continuation, validity and effectiveness of the Three Agreements will in no way be affected by the consummation of the Transaction. There exists no actual or threatened termination, cancellation, or limitation of, or any amendment, modification, or change to any of the Three Agreements.

3.10      Tax Matters

Holdco has not incurred, collected or withheld any Taxes, nor has it filed, caused to be filed or been required to file any Tax Returns.

3.11      No Agents

No broker, agent or other intermediary has been engaged by Holdco or any Seller in connection with the Transaction and, consequently, no commission is payable or due to a third party from any of them.

3.12      Employment Matters

The Purchaser has been provided with complete a list of Employees, their rate of compensation, and a list of Employee Contracts or Employee Plans.

3.13      Consents

No authorization, approval, order, license, permit or consent of any Governmental Body or any other Person, and no registration, declaration or filing by Purchaser with any such Governmental Body or other Person, is required in order for Holdco to:

(a)	consummate the Transaction;

(b)	execute and deliver all of the documents and instruments to be delivered by it under this Agreement;

(c)	duly perform and observe the terms and provisions of this Agreement; or

(d)	render this Agreement legal, valid, binding and enforceable.

3.14      Compliance with Legal Requirements

(a)	Holdco is, and at all times has been, in full compliance with all requirements of each Governmental Body required for the operation of the Holdco Assets.

(b)

No event has occurred or circumstance exists that may (with or without notice or lapse of time) constitute or result, directly or indirectly, in a violation of, or a failure to comply with, any requirement of any Governmental Body required for the operation of the Holdco Assets, or may result directly or indirectly, in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any authorization of any Governmental Body required for the operation of those assets.

(c)

Holdco has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any requirement of any Governmental Body, or any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification of any authorization of any Governmental Body.

(d)

All applications required to have been filed for the renewal of any authorizations required from any Governmental Body for the operation of the Holdco Assets have been duly filed on a timely basis with each applicable Governmental Body, and all other filings required to have been made with respect to such authorizations have been duly made on a timely basis with each applicable Governmental Body.

3.15      Legal Proceedings

(a)	There is no pending Proceeding:

(i)	that has been commenced by or against Holdco or that otherwise relates to or may affect it or any of the Holdco Assets; or

(ii)	that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the Transaction.

(b)	To the knowledge of Holdco, no Proceeding has been threatened, and no event has occurred or circumstance exists, that may give rise to or serve as a basis for the commencement of any such Proceeding.

(c)	There is no Order to which Holdco or any of the Holdco Assets is subject.

(d)	No agent of Holdco is subject to any Order that prohibits such agent from engaging in or continuing any conduct, activity, or practice relating to the Holdco Assets.

3.16      Indebtedness to Holdco

CMI is not indebted to Holdco on any account whatsoever other than fees that may be outstanding in the ordinary course pursuant to one or more of the Three Agreements.

3.17      Certain Payments

None of Holdco or any Seller or, to its knowledge, any agent thereof, nor any other Person associated with or acting for or on behalf of any of them, has, directly or indirectly:

(a)	made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services:

	(i)	to obtain favorable treatment in securing business,

	(ii)	to pay for favorable treatment for business secured,

	(iii)	to obtain special concessions, or for special concessions already obtained, for or in respect of Holdco or any Related Party of any of them, or

	(iv)	in violation of any Legal Requirement; or

(b)	established or maintained any fund or asset that has not been recorded in the books and records of Holdco.

3.18      Undisclosed Information

(a)

Holdco does not have any information relating to itself which is not generally known or which has not been disclosed to Parent and Purchaser and which could reasonably be expected to have a Material Adverse Effect on Holdco or any of the Holdco Assets.

(b)

No representation or warranty of any Seller or Holdco in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

3.19      Other Representations

All statements contained in any certificate or other instrument delivered by or on behalf of Holdco pursuant hereto, or in connection with the Transaction, will be deemed to be representations and warranties of Holdco hereunder.

3.20      Survival

The representations and warranties of Holdco hereunder will not survive the Closing.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SELLERS REGARDING THEIR
MEMBERSHIP INTEREST

Each Seller, severally and not jointly, makes the following representations to the Purchaser as at the Execution Date and as at the Closing, and acknowledges that the Purchaser is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, as follows:

4.1        Ownership of Holdco Membership Interest

The Seller is the sole legal and beneficial owner of, and has good, valid and marketable title to, his or hers Holdco Membership Interest. The Holdco Membership Interest is not subject to any Liens or to any rights of first refusal of any kind, and the Seller has not granted any right to purchase any of them to any other Person. Each Seller expressly agrees that the Parent Shares are the only consideration that such Seller is entitled to receive in respect of the sale of the Holdco Membership Interest. There is no ongoing power of attorney in respect of the Holdco Membership Interest, and such securities have not been entered into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind as to such securities. There is no outstanding indebtedness owed from Holdco to the Seller.

4.2        Absence of Claims by

The Seller does not have any claim against Holdco whether contingent or unconditional, fixed or variable under any contract or on any other basis whatsoever, whether in equity or at law.

4.3        Litigation

There is no action, suit, claim or proceeding of any nature pending, or to the knowledge of the Seller, threatened, against the Seller, arising out of or relating to (i) the Seller’s ownership of the Holdco Membership Interest, (ii) Seller’s capacity to enter into and perform its obligations under this Agreement, (iii) the Transaction, (iv) any contribution of assets (tangible and intangible) by (or any of its Affiliates) to Holdco or any of its Affiliates or (v) any other agreement between the Seller (or any of its Affiliates) and Holdco (or any of its Affiliates), nor to the knowledge of the Seller is there any reasonable basis therefor. There is no investigation or other proceeding pending or, to the knowledge of the Seller, threatened, against the Seller arising out of or relating to the matters noted in clauses (i) through (v) of the preceding sentence by or before any Governmental Entity, nor to the knowledge of is there any reasonable basis therefor. There is no action, suit, claim or proceeding pending or, to the knowledge of the Seller, threatened, against with respect to which has a contractual right or a right to indemnification from Holdco related to facts and circumstances existing prior to the Closing, nor, to the knowledge of the

Seller, are there any facts or circumstances that would reasonably be expected to give rise to such an action, suit, claim or proceeding.

4.4        Securities Law Matters

The Seller acknowledges that the Parent Shares will be issued pursuant to prospectus exemptions in the United States provided under the Securities Act and acknowledges that:

(a)	no securities commission or similar regulatory authority has reviewed or passed on the merits of the Parent Shares;

(b)	there is no government or other insurance covering the Parent Shares;

(c)	there are risks associated with the purchase of the Parent Shares;

(d)

there may be restrictions on the Seller’s ability to resell the Parent Shares or any Parent Shares issued upon conversion thereof, and it is the responsibility of the Seller to find out what those restrictions are and to comply with them before selling any of the Parent Shares or any Parent Shares issued upon conversion thereof; and

(e)

the Purchaser has advised that the Purchaser is relying on an exemption from the requirements to provide the Seller with a prospectus and to sell securities through a person registered to sell securities under the Securities Act and, as a consequence of acquiring securities pursuant to this exemption, certain protections, rights and remedies provided by the Securities Act, including statutory rights of rescission or damages, will not be available to the Seller;

(f)	no unusual effort has been made to prepare the market or to create a demand for the Parent Shares.

(g)

the Seller consents to the placement of a legend or legends on any certificate or other document evidencing any of the Parent Shares setting forth or referring to the restrictions on transferability and sale thereof imposed by law or by SEC.

4.5        Survival

The representations and warranties of hereunder will survive the Closing for a period of eighteen (18) months after Closing.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE PARENT

Subject to the matters set forth on the Disclosure Schedule, the Purchaser and the Parent, jointly and severally, makes the following representations to the Sellers as at the Execution Date and as at the Closing, and the Purchaser acknowledges that each Seller is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, as follows:

5.1        Organization and Good Standing of the Purchaser and the Parent; Activities of the Purchaser

Each of the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with full corporate power, authority and capacity to conduct its business as presently conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under any applicable contracts. Each of the Purchaser and the Parent is duly qualified to do business as a corporation and is in good standing under the laws of each state or other jurisdiction in which the failure to be so registered would be likely to result in a Material Adverse Effect on it.

The Purchaser is newly incorporated and has conducted no activities other than incident to the Transaction and the purchase of the IPCO Membership Interest.

5.2        Capitalization of the Purchaser

The entire authorized capital stock of the Parent, as at the date hereof, consists of 500,000,000 shares of common stock, par value $0.001 per share, of which 91,873,475 Parent Shares are currently issued and outstanding and 100,000,000 shares of preferred stock, par value $0.001 per share, of which none are outstanding. All of the outstanding equity securities of the Parent have been duly authorized and validly issued and are fully paid and non-assessable. None of the outstanding equity securities of the Parent were issued in violation of any Applicable Securities Laws or any other Legal Requirement. The Parent does not own, or have any contract to acquire, any equity securities or other securities of any Person, or any direct or indirect equity or ownership interest in any other business, other than as contemplated by this Agreement. There are no Contracts purporting to restrict the transfer of any of the issued and outstanding securities of the Parent, nor any Contracts restricting or affecting the voting of any of the securities of the Parent, to which the Parent is a party or of which the Parent is aware.

5.3        Authority

Each of the Purchaser and the Parent has all requisite corporate power and authority to execute and deliver the Transaction Documents to be signed by it, to perform its obligations hereunder and to consummate the Transaction. The execution and delivery of each of the Transaction Documents by each of the Purchaser and the Parent and the consummation of the Transaction have been duly authorized by the Parent Board. This Agreement has been, and the other Transaction Documents when executed and delivered by the Purchaser and the Parent as contemplated by this Agreement will be, duly executed and delivered by the it, and this Agreement is, and the other Transaction Documents when executed and delivered by the Purchaser and the Parent as contemplated hereby will be, valid and binding obligations of it enforceable in accordance with their respective terms.

5.4        Validity of Parent Shares Issuable upon the Transaction

The Parent Shares to be issued at Closing will, upon issuance in accordance with the terms of this Agreement, be duly and validly issued, fully paid and non-assessable, and will not be subject to any Lien or encumbrance.

5.5        Non-Contravention

None of the execution, delivery and performance of this Agreement nor the consummation of the Transaction will:

(a)

conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any Lien upon any of the material properties or assets of the Purchaser or the Parent under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, Order, decree, statute, law, ordinance, rule or regulation applicable to the Purchaser or the Parent or its material property or assets;

(b)	violate any provision of the Organizational Documents of the Purchaser or the Parent or any Applicable Laws; or

(c)	violate any Order, writ, injunction, decree, statute, rule, or regulation of any court or Governmental Body applicable to the Purchaser or the Parent or any of its material property or assets.

5.6        Books and Records

The books of account, minute books, stock record books, and other records of the Parent are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Parent contain accurate and complete records of all meetings held, and corporate action taken by, the shareholders of the Parent and the Parent Board, and no meeting of the Parent shareholders or the Parent Board has been held for which minutes have not been prepared and are not contained in the Parent’s minute books. At the Closing, all of those books and records will be in the possession of the Parent or located at its registered office.

5.7        Actions and Proceedings

Except as disclosed in the Disclosure Records there is no basis for, and there is no, Proceeding by or before any Governmental Body now outstanding or pending or, to the best knowledge of the Parent, threatened against or affecting the Parent which involves any of the property or assets of the Parent that, if adversely resolved or determined, would have a Material Adverse Effect on the Parent. There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have a Material Adverse Effect on the Parent.

5.8        Compliance

(a)

The Parent is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of, any Applicable Laws.

(b)	The Parent is not subject to any judgment, Order or decree entered in any Proceeding applicable to its business and operations that would have a Material Adverse Effect on the Parent.

(c)

The Parent has duly filed all reports and returns required to be filed by it with any applicable Governmental Body and has obtained all governmental permits and other governmental consents, except as may be required after the Execution Date. All of such permits and consents are in full force and effect, and no Proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or, to the best knowledge of the Parent, threatened, and none of them will be affected in a material adverse manner by the consummation of the Transaction.

5.9        Filings, Consents and Approvals

No filing or registration with, no notice to, and no permit, authorization, consent, or approval of any public or Governmental Body or any other Person is necessary for the consummation by the Purchaser or the Parent of the Transaction, or to continue to conduct its business after the Closing in a manner which is consistent with that in which it is presently conducted.

5.10      Disclosure Records

As of their respective dates, the Disclosure Records were timely filed and complied in all material respects with the requirements of the Applicable Securities Laws. The Disclosure Records constitute all of the documents and reports that the Parent was required to file under the Applicable Securities Laws. As of the time filed on EDGAR (or, if amended or suspended by a filing prior to the Execution Date, then on the date of such filing) none of the Disclosure Records contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.11      Financial Representations

Included with the Disclosure Records are true, correct, and complete copies of the Parent Financial Statements.

(a)	The Parent Financial Statements:

	(i)	are in accordance with the books and records of the Parent;

	(ii)	present fairly the financial condition of the Parent as of the respective dates indicated and the results of operations for such periods; and

	(iii)	have been prepared in accordance with GAAP and reflect the consistent application of GAAP throughout the periods involved.

(b)

All material financial transactions of the Parent have been accurately recorded in the books and records of the Parent and such books and records fairly present the financial position and the affairs of the Parent.

(c)	Other than the costs and expenses incurred in connection with the negotiation and consummation of the Transaction, the Parent has no material Liabilities or obligations, net of cash, which:

	(i)	are not set forth in the Parent Financial Statements or have not heretofore been paid or discharged;

	(ii)	did not arise in the regular and ordinary course of business under any Contract or plan specifically disclosed in writing to Parent; or

(iii)

have not been incurred in amounts and pursuant to practices consistent with past business practice, in or as a result of the regular and ordinary course of its business since the Parent Accounting Date, and otherwise disclosed in writing to Parent.

(d)

Except to the extent reflected or reserved against in the Parent Financial Statements or incurred subsequent to the Parent Accounting Date in the ordinary and usual course of the Parent’s business, the Parent has no outstanding indebtedness or any Liabilities or obligations, and any Liabilities or obligations incurred by the Parent in the ordinary and usual course of business since the Accounting Date have not had a Material Adverse Effect on the Parent or its business.

(e)	Since the Parent Accounting Date, there have not been:

(i)

any changes in the condition or operations of the Parent’s business, or the assets or financial affairs of the Parent which have caused, individually or in the aggregate, a Material Adverse Effect on the Parent or the Parent’s business; or

(ii)

any damage, destruction or loss, labor trouble or other event, development or condition, of any character (whether or not covered by insurance), which is not generally known or which has not been disclosed to Parent, which has or may cause a Material Adverse Effect on the Parent or the Parent’s business.

(f)	Since the Parent Accounting Date, and other than as contemplated by this Agreement, the Parent has not:

	(i)	transferred, assigned, sold or otherwise disposed of any of the assets shown or reflected in the Parent Financial Statements or cancelled any debts or claims;

	(ii)	incurred or assumed any Liability;

(iii)

issued or sold any shares in its capital or any warrants, bonds, Parent Shares or other corporate securities, or issued, granted or delivered any right, option or other commitment for the issue of any such or other securities;

(iv)

discharged or satisfied any Liens, or paid any Liabilities, other than current Liabilities or the current portion of long term Liabilities disclosed in the Parent Financial Statements, or current Liabilities incurred since the date thereof in the ordinary and usual course of business;

(v)

declared, made or committed itself to make any payment of any dividend or other distribution in respect of any of its shares, nor has it purchased, redeemed, subdivided, consolidated, or reclassified any of its shares;

	(vi)	made any gift of money or of any assets to any Person;

	(vii)	purchased or sold any assets;

	(viii)	amended or changed, or taken any action to amend or change, its Organizational Documents;

(ix)

made payments of any kind to or on behalf of any shareholder or any Related Party of a shareholder, save and except management or consulting fees pursuant to written agreements and business related expenses in the ordinary and usual course of business and at the regular rates payable;

(x)	created, incurred, assumed or guaranteed any indebtedness for money borrowed, or subjected any of the material assets or properties of the Parent to any Lien of any nature whatsoever;

(xi)

made or suffered any amendment or termination of any Material Contract, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, other than in the ordinary course of business; or

(xii)	authorized or agreed, or otherwise have become committed, to do any of the foregoing.

(g)

The Parent has no guarantees, indemnities or contingent or indirect obligations with respect to the Liabilities or obligations of any other Person, including any obligation to service the debt of, or otherwise acquire an obligation of, another Person, or to supply funds to, or otherwise maintain any working capital or other balance sheet condition of, any other Person.

(h)

The Parent is not a party to, bound by or subject to any Contract or Legal Requirement that would be violated or breached by, or under which default would occur, or which could be terminated, cancelled or accelerated, in whole or in part, as a result of the execution and delivery of this Agreement or the consummation of the Transaction.

5.12      Tax Matters

(a)	As of the Execution Date:

(i)

the Parent has timely filed all tax returns in connection with any Taxes which are required to be filed on or prior to the Execution Date, taking into account any extensions of the filing deadlines which have been validly granted to it, and

	(ii)	all such returns are true and correct in all material respects.

(b)

The Parent has paid all Taxes that have become or are due with respect to any period ended on or prior to the Execution Date and has established an adequate reserve therefore on its balance sheets for those Taxes not yet due and payable, except for any Taxes the non-payment of which will not have a Material Adverse Effect on the Parent.

(c)

The Parent is not presently under, and has not received notice of, any contemplated investigation or audit by any Governmental Body concerning any fiscal year or period ended prior to the Execution Date.

(d)

To the best knowledge of the Parent, the Parent Financial Statements contain full provision for all Taxes, including any deferred Taxes that may be assessed to the Parent for the accounting period ended on the Parent Accounting Date or for any prior period in respect of any transaction, event or omission occurring, or any profit earned, on or prior to the Parent Accounting Date or for which the Parent is accountable up to such date and all contingent Liabilities for Taxes have been provided for or disclosed in the Parent Financial Statements.

5.13      Absence of Changes

Since the Parent Accounting Date, except as disclosed in the Disclosure Records, and except as contemplated in this Agreement, the Parent has not:

(a)

incurred any Liabilities, other than Liabilities incurred in the ordinary course of business consistent with past practice or in connection with the Transaction, or discharged or satisfied any Lien, or paid any Liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any Liabilities of which the failure to pay or discharge has caused or will cause any Material Adverse Effect to it or any of its assets or properties;

5.14      Absence of Certain Changes or Events

Since the Parent Accounting Date, except as and to the extent disclosed in the Disclosure Records, there has not been:

(a)	a Material Adverse Effect with respect to the Parent; or

(b)	any material changes by the Parent in its accounting methods, principles or practices.

5.15      Material Contracts and Transactions

Other than as expressly contemplated by this Agreement, there are no Material Contracts to which the Parent is a party except as filed on SEDAR and included in the Disclosure Records. Each Material Contract to which the Parent is a party is in full force and effect, and there exists no material breach or violation of or default by the Parent under any such Material Contract, or any event that with notice or the lapse of time, or both, will create a material breach or violation thereof or default under any such Material Contract by the Parent. To the best knowledge of the Parent, the continuation, validity and effectiveness of each Material Contract to which the Parent is a party will in no way be affected by the consummation of the Transaction. There exists no actual or threatened termination, cancellation or limitation of, or any amendment, modification or change to, any such Material Contract.

5.16      Certain Transactions

Except as disclosed in the Disclosure Records, the Parent is not a guarantor or indemnitor of any indebtedness of any Person.

5.17      No Agents

No broker, agent or other intermediary has been engaged by the Purchaser or the Parent in connection with the Transaction, and consequently, no commission is payable or due to a third party from the Parent.

5.18      Undisclosed Information

(a)

The Parent does not have any specific information relating to the Parent which is not generally known or which has not been disclosed to Parent and which could reasonably be expected to have a Material Adverse Effect on the Parent.

(b)

No representation or warranty of the Parent in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

5.19      Other Representations

All statements contained in any certificate or other instrument delivered by or on behalf of the Purchaser or the Parent pursuant hereto or in connection with the Transaction will be deemed to be representations and warranties by it hereunder.

5.20      Survival

The representations and warranties of the Purchaser hereunder will survive for a period of eighteen (18) months from the Closing Date.

5.21      Reliance

Each of the Purchaser acknowledges and agrees that the Sellers and Holdco have entered into this Agreement relying on the warranties and representations and other terms and conditions of the Purchaser and the Parent contained in this Agreement, notwithstanding any independent searches or investigations that have been or may be undertaken by or on behalf of the Sellers or Holdco, and that no information which is now known or should be known, or which may hereafter become known, by the Sellers or Holdco or their respective professional advisers prior to the Closing, will limit or extinguish the right to indemnification hereunder.

ARTICLE 6
CLOSING

6.1        Closing

Unless this Agreement is earlier terminated in accordance with its terms, the Transaction will be consummated as soon as practicable after all the conditions established in Article 7 and Article 8 of this Agreement have been satisfied or waived. The closing of the Transaction (the “Closing”) will be completed at 10:00 a.m. (Mountain Time) on August 6, 2019 (the “Closing Date”), at such location and time as is mutually agreed to by the Parent and the Sellers . Notwithstanding the location of the Closing, each Party agrees that the Closing may be completed by undertakings or the email exchange of documents between the respective legal counsel for the Purchaser and the Parent and the Sellers, provided such undertakings and exchanges are satisfactory to each Party’s respective legal counsel.

6.2        Purchaser and Parent Closing Documents

At the Closing, Purchaser and the Parent will deliver, or cause to be delivered, to the documents set forth in Section 8.1, and such other documents as may reasonably require to effect the Transaction.

6.3        Closing Documents

At the Closing, the Sellers will deliver, or cause to be delivered, to the Purchaser and Parent the documents set forth in Section 7.1, and such other documents as the Purchaser and the Parent may reasonably require to effect the Transaction.

ARTICLE 7
PURCHASER’S AND PARENT’S CONDITIONS PRECEDENT

7.1        Purchaser’s and Parent’s Conditions

The obligation of the Purchaser and the Parent to complete the Transaction will be subject to the satisfaction of, or compliance with, at or before the Closing, the conditions precedent set forth below:

(a)

the representations and warranties of the Sellers and Holdco set forth in this Agreement will be true, correct and complete in all material respects as of the Closing and with the same effect as if made at and as of the Closing;

(b)	The Sellers and Holdco will have performed and complied with all of their respective material obligations, covenants and agreements required hereunder;

(c)

this Agreement and the Transaction Documents, all in form and substance reasonably satisfactory to the Purchaser and Parent, will have been executed by the Sellers and Holdco and delivered to the Purchaser and Parent;

(d)

no injunction or restraining order of any court or administrative tribunal of competent jurisdiction will be in effect prohibiting the Transaction, and no action or Proceeding will have been instituted or be pending before any court or administrative tribunal to restrain or prohibit the Transaction;

(e)

no claim will have been asserted or made that any Person (other than the Sellers) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, a Holdco Membership Interest, or any other voting, equity, or ownership interest in, Holdco or the Holdco Assets or is entitled to all or any portion of the Parent Shares;

(f)	no Material Adverse Effect will have occurred with respect to Holdco or any of the Holdco Assets;

(g)

all consents, renunciations, authorizations or approvals of each applicable Governmental Body and any other Person which, in the Purchaser’s and Parent’s reasonable opinion, must be obtained prior to the Closing in order to give effect to the Transaction will have been obtained to the Purchaser’s and Purchaser’s satisfaction or in accordance with the relevant Contracts or Legal Requirements;

(h)	The Sellers and Holdco will have taken all proper steps, actions and corporate proceedings necessary to complete the Transaction;

(i)	an exemption from the registration and prospectus requirements of the Applicable Securities Laws will be available regarding the issuance of the Parent Shares to the Sellers;

(j)	the Purchaser and the Parent will have received from the following Transaction Documents:

(i)	certified copies of such resolutions of the Holdco Board as are required to be adopted to authorize the execution, delivery and implementation of this Agreement;

(ii)

a certificate signed by an officer of confirming the existence, organization and good standing of Holdco on the Closing Date and attaching its management agreement and other or equivalent organizational documents;

(iii)

a certificate executed by the managing member of Holdco certifying that: (A) the representations and warranties of Holdco set forth in this Agreement are true and correct in all material respects as at the Closing, (B) Holdco has performed and complied with all of the material obligations, covenants and agreements required of it hereunder, and (C) all conditions precedent of Holdco for completion of the Transaction have been satisfied or waived;

(iv)	the books and records of Holdco;

(v)

an assignment from the Sellers of the Holdco Membership Interest in form and substance sufficient to transfer the Holdco Membership Interest to the Purchaser and the Parent, duly executed by each Seller; and

(k)	the Purchaser shall complete the purchase of the IPCO Membership Interest concurrent with the Transaction.

7.2        Waiver/Survival

The conditions set forth in this Article 7 are for the exclusive benefit of the Purchaser and the Parent and may be waived by the Purchaser and the Parent in writing in whole or in part on or before the Closing, and the Closing will be deemed to mean a waiver of all conditions of the Purchaser and Parent to Closing. Notwithstanding any such waiver, the completion of the Transaction will not prejudice or affect in any way the rights of the Purchaser and Parent in respect of the warranties and representations of and Holdco in this Agreement, and the representations and warranties of in this Agreement will survive the Closing and issuance of the Parent Shares for the applicable period set out in Section 4.5.

7.3        Covenant of the Sellers and Holdco

The Sellers and Holdco covenant to deliver all of the Closing documentation set out in Section 7.1.

ARTICLE 8
CONDITIONS PRECEDENT

8.1        Sellers’s Conditions

The obligation of the Sellers to complete the Transaction will be subject to the satisfaction of, or compliance with, at or before the Closing, of the condition’s precedent set forth below:

(a)

the representations and warranties of the Purchaser and Parent set forth in this Agreement will be true, correct and complete in all material respects as of the Closing and with the same effect as if made at and as of Closing;

(b)	the Purchaser and Parent will have performed and complied with all of the obligations, covenants and agreements to be performed and complied with by it hereunder;

(c)	this Agreement and the Transaction Documents, all in form and substance satisfactory to the Sellers, will have been executed by the Purchaser and Parent and delivered to the Sellers;

(d)

no injunction or restraining order of any court or administrative tribunal of competent jurisdiction will be in effect prohibiting the Transaction, and no action or Proceeding will have been instituted or be pending before any court or administrative tribunal to restrain or prohibit the Transaction;

(e)	no Material Adverse Effect will have occurred with respect to the Parent or its business;

(f)

all consents, renunciations, authorizations or approvals of each applicable Governmental Body and any other Person which, in ’s reasonable opinion, must be obtained prior to the Closing in order to give effect to the Transaction, will have been obtained to Seller’s satisfaction or in accordance with the relevant Contracts or Legal Requirements;

(g)	the Sellers will have received from the following from the Purchaser:

(i)	The Parent Shares;

(ii)	certified copies of resolutions of the Parent Board as are required to be passed to authorize the execution, delivery and implementation of this Agreement;

(iii)	a certificate signed by an officer of the Purchaser and Parent confirming the existence, organization and good standing of the Purchaser and Parent on the Closing Date; and

(iv)

a certificate executed by an officer of the Purchaser and Parent certifying that: (A) the representations and warranties of the Purchaser and Parent set forth in this Agreement are true and correct in all material respects as at the Closing, (B) the Purchaser and Parent has performed and complied with all of its material obligations, covenants and agreements required hereunder, and (C) all conditions precedent of the Purchaser and Parent for completion of the Transaction have been satisfied or waived.

8.2        Waiver/Survival

The conditions set forth in this Article 8 are for the exclusive benefit of and may be waived by in writing in whole or in part on or before the Closing, and the Closing will be deemed to mean a waiver of all conditions of to Closing. Notwithstanding any such waiver, completion of the Transaction by will not prejudice or affect in any way the rights of in respect of the warranties and representations of the Purchaser and Parent set forth in this Agreement, and the representations and warranties of the Purchaser and Parent in this Agreement will survive the Closing and issuance of the Parent Shares for the applicable period set out in Section 5.20.

ARTICLE 9
CONDUCT PRIOR TO CLOSING

9.1        Conduct of Purchaser and Parent

Except as otherwise contemplated or permitted by this Agreement, during the period from the Execution Date to the Closing, each of Holdco and Purchaser and Parent will do the following:

(a)

conduct their respective business and operate their respective assets in the ordinary and usual course, and in a continuous fashion, and will not, without the prior written consent of the other Parties:

	(i)	enter into any transaction which would constitute a breach of their respective representations, warranties or agreements contained herein,

	(ii)	create, incur, assume or guarantee any indebtedness;

	(iii)	subject any of their respective assets or properties to any Lien; or

(iv)

declare, set aside or pay any dividend or make or agree to make any other distribution or payment in respect of their common Shares or redeem, repurchase or otherwise acquire or agree to redeem, purchase or acquire any of those common shares or other equity securities;

(b)	comply with all laws affecting the operation of their respective business or assets and pay all required Taxes;

(c)

not take any action or omit to take any action which would, or would reasonably be expected to, result in a breach of, or render untrue, any of their respective representations, warranties, covenants or other obligations contained herein;

(d)

use commercially reasonable efforts to preserve intact their business and assets, operations and affairs, substantially as currently conducted, and use commercially reasonable efforts to promote and preserve the goodwill of suppliers, customers and others having business relations with them; and

(e)

take all necessary actions, steps and proceedings that are necessary to approve or authorize, or to validly and effectively undertake, the execution and delivery of this Agreement and the completion of the Transaction.

ARTICLE 10
COVENANTS

10.1      Required Approvals

(a)	As promptly as practicable after the Execution Date, each Party will make all filings required by Legal Requirements to be made by them in order to consummate the Transaction.

10.2      Notification

(a)

Between the Execution Date and the Closing, each of the Parties will promptly notify the others in writing if any such Party becomes aware of any fact or condition that causes or constitutes a breach of any of the representations and warranties set forth herein, or if such Party becomes aware of the occurrence of any fact or condition that would (except as expressly contemplated by this Agreement) reasonably be expected to cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, each Party will promptly notify the others of the occurrence of any breach of any covenant set forth herein or of the occurrence of any event that may make the satisfaction of the conditions set forth herein impossible or unlikely.

(b)

No Party may elect not to complete the transactions contemplated hereby, or exercise any termination right arising therefrom, unless forthwith, and in any event prior to the Closing, the Party intending to rely thereon has delivered a written notice to the other Parties specifying, in reasonable detail, all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the termination right.

10.3      Best Efforts

Between the Execution Date and the Closing Date, the Parties will use commercially reasonable efforts to cause the conditions contained in this Agreement to be satisfied.

10.4      Disclosure of Confidential Information

(a)

Until the Closing and, if this Agreement is terminated without consummation of the Transaction then after such termination, the Parties will maintain in confidence, will cause their respective Employees, agents, and advisors to maintain in confidence, and will not use to the detriment of another Party or divulge to any third parties, other than their respective legal and financial advisors, auditors, representatives and any other Governmental Body having jurisdiction, any confidential written, oral, or other information obtained during the course of the investigations in connection with this Agreement or the Transaction, unless:

	(i)	such information is already known to such Party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such Party;

	(ii)	the use of such information is necessary pursuant to the rules of any stock exchange or in making any filing or obtaining any consent or approval required for the consummation of the Transaction; or

	(iii)	the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

10.5      Public Notices

Each Party agrees that it will not release or issue any reports or statements or make any public announcements relating to this Agreement or the Transaction without the prior written consent of the other Parties, except as may be required upon written advice of counsel to comply with Applicable Laws or regulatory requirements after consulting with the other Parties and seeking their reasonable consent to such announcement.

ARTICLE 11
TERMINATION

11.1      Termination

This Agreement may be terminated at any time prior to the Closing by:

(a)	mutual agreement of the Parties;

(b)

the Purchaser and Parent, if there has been a material breach by or Holdco of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of either of them that is not cured, to the reasonable satisfaction of the Purchaser and Parent, within ten (10) Business Days after notice of such breach is given by the Purchaser and Parent (except that no cure period will be provided for a breach by or Holdco that, by its nature, cannot be cured);

(c)

Holdco or , if there has been a material breach by the Purchaser and Parent of any material representation, warranty, covenant or agreement set forth in this Agreement that is not cured, to the reasonable satisfaction of and Holdco within ten (10) Business Days after notice of such breach is given by any of them to the Purchaser and Parent (except that no cure period will be provided for a breach by the Purchaser and Parent that by its nature cannot be cured); and

(d)	any of the Parties if any permanent injunction or other order of a Governmental Body of competent authority preventing the consummation of the Transaction has become final and non-appealable

ARTICLE 12
INDEMNITIES

12.1      Agreement of the Purchaser and Parent to Indemnify

Purchaser and Parent will indemnify, defend, and hold harmless, to the full extent of the law, the Sellers and Holdco from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by them by reason of, resulting from, based upon or arising out of:

(a)

the material breach by Purchaser and Parent of any representation or warranty of Purchaser and Parent contained in or made pursuant to this Agreement or any certificate or other instrument delivered pursuant to this Agreement; or

(b)

the material breach or partial breach by Purchaser and Parent of any covenant or agreement of the Purchaser and Parent made in or pursuant to this Agreement or any certificate or other instrument delivered pursuant to this Agreement.

12.2      Agreement of to Indemnify

The Sellers will indemnify, defend, and hold harmless, to the full extent of the law, the Purchaser and Parent from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by the Purchaser and Parent by reason of, resulting from, based upon or arising out of:

(a)

the material breach by the Sellers or Holdco of any representation or warranty of contained in or made pursuant to this Agreement or any certificate or other instrument delivered pursuant to this Agreement; or

(b)	the material breach or partial breach by or of any covenant or agreement of made in or pursuant to this Agreement or any certificate or other instrument delivered pursuant to this Agreement.

12.3      Third Party Claims

(a)

If any third party notifies a Party entitled to indemnification under Section 12.1 or 12.2 (each an “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) which may give rise to an indemnity claim against a party required to indemnify such Indemnified Party under Section 12.1 or 12.2 (each an “Indemnifying Party”), then the Indemnified Party will promptly give written notice to Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Article 12, except to the extent such delay actually and materially prejudices the Indemnifying Party.

(b)

The Indemnifying Party will be entitled to participate in the defense of any Third-Party Claim that is the subject of a notice given by the Indemnified Party pursuant to Section 12.3(a). In addition, the Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as: (i) the Indemnifying Party gives written notice to the Indemnified Party within fifteen days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party elects to assume the defense of such Third-Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) if the Indemnifying Party is a party to the Third-Party Claim or, in the reasonable opinion of the indemnified Party some other actual or potential conflict of interest exists between the Indemnifying Party and the Indemnified Party, the Indemnified Party determines in good faith that joint representation would not be inappropriate, (iv) the Third-Party Claim does not relate to or otherwise arise in connection with Taxes or any criminal or regulatory enforcement action, (v) settlement of, an adverse judgment with respect to or the Indemnifying Party’s conduct of the defense of the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to be materially adverse to the Indemnified Party’s reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business) and (vi) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim; provided, however, that the Indemnifying Party will pay the reasonable fees and expenses of separate co-counsel retained by the Indemnified Party that are incurred prior to Indemnifying Party’s assumption of control of the defense of the Third-Party Claim.

(c)

The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party unless such judgment, compromise or settlement: (i) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (ii) results in the full and general release of the Indemnified Party from all Liabilities arising or relating to, or in connection with, the Third-Party Claim and (iii) involves no finding or admission of any violation of Legal Requirements or the rights of any Person and has no effect on any other claims that may be made against the Indemnified Party.

(d)

If the Indemnifying Party does not deliver the notice contemplated by Section 12.3(b)(i), or the evidence contemplated by Section 12.3(b)(ii), within fifteen days after the Indemnified Party has given notice of the Third-Party Claim, or otherwise at any time fails to conduct the defense of the Third-Party Claim actively and diligently, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third-Party Claim in any manner it may deem appropriate; provided, however, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld or delayed). In the event that the Indemnified Party conducts the defense of the Third-Party Claim pursuant to this Section 12.3(d), the Indemnifying Party will (i) advance the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses) and (ii) remain responsible for any and all other Losses that the Indemnified Party may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third-Party Claim to the fullest extent provided in this Article 12.

12.4      Exclusive Remedy

After the Closing, this Article 12 will be the sole and exclusive remedy for any inaccuracy of any representation and warranty, or breach of any covenant obligation, made in connection with this Agreement.

ARTICLE 13
GENERAL

13.1      Expenses

All costs and expenses incurred in connection with the preparation of this Agreement and the Transaction will be paid by the Party incurring such expenses.

13.2      Indemnifications Not Affected by Investigation

The right to indemnification, payment of damages or other remedy based on the representations, warranties, covenants, and obligations contained herein will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

13.3      Assignment

No Party to this Agreement may assign any of its respective rights under this Agreement without the prior consent of all of the other Parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the heirs, successors and permitted assigns of each of the Parties, as applicable. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and assigns, as applicable.

13.4      Notices

Any notice required or permitted to be given under this Agreement will be in writing and may be given by delivering, sending by email or other means of electronic communication capable of producing a printed copy, or sending by overnight courier, the notice to the following address or number:

(a)	If to the Purchaser and Parent:

First Colombia Development Corp. (at its address set forth on page 1 hereof)

Attention: Christopher A. Hansen

Email: C.Hansen@firstcolombia.com

With a copy to:

J.P. Galda & Co.
40 East Montgomery Ave., LTW 220
Ardmore, PA 19003

Attention:             J.P. Galda
Email:                     jpgalda@jpgaldaco.com

(b)	If to Sellers or Holdco:

in care of Critical Mass Industries LLC.
845 Navajo Street
Denver, Colorado 80204

Attention:             John Knapp
Email:                     Johnknapp@goodmeds.com

(or to such other address or number as any Party may specify by notice in writing to another Party).

Any notice delivered or sent by email or other means of electronic communication capable of producing a printed copy on a Business Day will be deemed conclusively to have been effectively given on the day the notice was sent or, if such day is not a Business Day, on the next following Business Day.

Any notice sent by overnight courier will be deemed conclusively to have been effectively given on the second Business Day after it is deposited with the courier service.

13.5     Governing Law; Venue

This Agreement, the legal relations between the Parties and the adjudication and the enforcement thereof, will be governed by and interpreted and construed in accordance with the substantive laws of the State of Colorado without regard to applicable choice of law provisions thereof. The Parties agree that any action, suit or proceeding arising out of or relating to this Agreement or the Transaction will be brought in a suitable court located in the State of Colorado and each Party irrevocably submits to the exclusive jurisdiction of those courts.

13.6      Severability

If any covenant or other provision of this Agreement is invalid, illegal, or incapable of being enforced by reason of any rule of law or public policy, then such covenant or other provision will be severed from and will not affect any other covenant or other provision of this Agreement, and this Agreement will be construed as if such invalid, illegal, or unenforceable covenant or provision had never been contained in this Agreement. All other covenants and provisions of this Agreement will, nevertheless, remain in full force and effect and no covenant or provision will be deemed dependent upon any other covenant or provision unless so expressed herein.

13.7      Entire Agreement

This Agreement, the schedules attached hereto and the other documents in connection with this Transaction contain the entire agreement among the Parties with respect to the subject matter hereof, and expressly supersede and terminate all prior offers, arrangements and understandings, both written and oral, expressed or implied, with respect thereto, including the Letter of Intent dated May 10, 2019, with respect to the subject matter of this Agreement.

13.8      Further Assurances

The Parties will execute and deliver all such further documents, do or cause to be done all such further acts and things, and give all such further assurances as may be necessary to give full effect to the provisions and intent of this Agreement.

13.9      Enurement

This Agreement and each of the terms and provisions hereof will enure to the benefit of and be binding upon the Parties and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, as applicable.

13.10    Amendment

This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

13.11  Schedules and Disclosure Statements

The schedules attached are incorporated herein by this reference.

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13.12    Counterparts

This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument and delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the Execution Date.

IN WITNESS WHEREOF each of the Parties has duly executed this Agreement as of the Execution Date.

FIRST COLOMBIA DEVELOPMENT CORP.

Per: ___________________________________
        Authorized Signatory

GOOD HOLDCO, LLC.

Per: ___________________________________
        Authorized Signatory

THE SELLERS:

Name (Pct. Ownership)
Knapp, John (62.5%)
Grafuis, Adam (12.3%)
Grafuis, Nick (12.3%)
Knapp, Adam (5.2%)
Bahr, Mary (4.9%)
Keegan, Coates (2.8%)

Per: ___________________________________
         John Knapp, Attorney-In-Fact